Independent Auditor’s Consent

We consent to the inclusion of our report dated  April  21, 2016,  with respect to the financial statements of  ThrillCorp, Inc.  as of  December  31, 2015  and for the period from August 28, 2015 through  December  31, 2015,  appearing in this Regulation A Offering  Circular  on Form 1-A of  ThrillCorp, Inc.

/s/ CohnReznick LLP
Bethesda, Maryland
April  21, 2016